Exhibit 10.2

FORBEARANCE AGREEMENT; WAIVER; AND FIRST AMENDMENT TO THE CREDIT AGREEMENT

This FORBEARANCE AGREEMENT; WAIVER; AND FIRST AMENDMENT TO THE CREDIT AGREEMENT (this “Forbearance Agreement”) is entered into as of March 2, 2008, by and among Station Casinos, Inc. (the “Borrower”), certain subsidiaries of the Borrower party hereto (the “Guarantors” and, together with the Borrower, the “Loan Parties”), FCP Holdings, Inc. (“FCP Holding”), Fertitta Partners LLC (“Fertitta Partners”), FCP Voteco, LLC (“FCP Voteco” and, together with FCP Holding and Fertitta Partners, the “Holding Companies”, with the Holding Companies and the Loan Parties collectively referred to as the “Credit Parties”), the Lenders (as defined below) party hereto, and Deutsche Bank Trust Company Americas, as administrative agent for the Lenders and the other Secured Parties (in such capacity, the “Administrative Agent”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement. Certain capitalized terms used herein are defined in Section 2(e) of this Forbearance Agreement.

RECITALS

WHEREAS, the Borrower and various financial institutions (the “Lenders”) are parties to that certain Credit Agreement, dated as of November 7, 2007 (the “Credit Agreement”), pursuant to which, among other things, the Lenders have agreed, subject to the terms and conditions set forth in the Credit Agreement, to make certain loans and other financial accommodations to the Borrower;

WHEREAS, as of the date hereof, one or more of the events listed on Exhibit A hereto are purported to have occurred (or may occur) during an Applicable Forbearance Period (as hereinafter defined) (the events described in Exhibit A hereto being herein collectively called the “Specified Events”); and

WHEREAS, upon the Borrower’s request, the Lenders have agreed, subject to the terms and conditions set forth herein, to (i) grant a limited waiver with respect to each Potential Pre-Forbearance Default (as defined below), (ii) forbear from exercising their default-related rights, remedies, powers and privileges against the Borrower and the other Credit Parties solely with respect to the Potential Specified Defaults (as defined below) and (iii) amend certain provisions of the Credit Agreement, in each case as more fully described herein;

NOW, THEREFORE, in consideration of the foregoing, the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.           Confirmation by the Borrower of Obligations and Specified Events; Limited Waiver.

(a)    Amount of Obligations. The Borrower and each other Credit Party acknowledge and agree that as of February 25, 2009, the respective aggregate principal balances of the Loans as of such date and aggregate face amount of Letters of Credit were as follows (such amounts, in the aggregate, the “Existing Principal and Letters of Credit”):

Term Loans:	$247,500,000.00

Revolving Credit Loans:	$628,236,586.20

Swing Line Loans:	$0

Letters of Credit:	$10,184,203.00

The Borrower and each other Credit Party acknowledge and agree that as of February 25, 2009, the aggregate amount of accrued and unpaid interest on the Term Loans, Revolving Credit Loans and Swing Line Loans is $1,544,861.20 (the “Existing Interest”), the aggregate amount of accrued and unpaid commitment fees payable pursuant to Section 2.09(a) of the Credit Agreement is $8,201.94 (the “Existing Commitment Fees”), the aggregate amount of accrued and unpaid letter of credit fees payable pursuant to Section 2.03(h) of the Credit Agreement is $38,190.80 (the “Existing LC Fees”) and the aggregate amount of accrued and unpaid letter of credit fronting fees payable pursuant to Section 2.03(i) of the Credit Agreement is $4,500.00 (the “Existing LC Fronting Fees” and, together with the Existing Principal and Letters of Credit, the Existing Interest, the Existing Commitment Fees and the Existing LC Fees, the “Outstanding Indebtedness”).  The foregoing amounts do not include other fees, expenses and other amounts which are chargeable or otherwise reimbursable under the Credit Agreement and the other Loan Documents.  None of the Borrower or the other Credit Parties has any rights of offset, defenses, claims or counterclaims with respect to any of the Obligations and each of the Loan Parties are jointly and severally obligated with respect thereto (and each of the Holding Companies are jointly and severally obligated with respect thereto), in each case in accordance with the terms of the applicable Loan Documents.

(b)    Limited Waiver. The Lenders hereby waive, at all times during the Waiver Period (as defined below), each Potential Pre-Forbearance Default (the “Limited Waiver”).  The Borrower and each other Credit Party acknowledge and agree that but for the Limited Waiver, each Potential Pre-Forbearance Default would otherwise constitute a Default or an Event of Default that has occurred and is continuing as of the Forbearance Effective Date (as hereinafter defined). On and after the Waiver Termination Date (as defined below), the existence of the Potential Pre-Forbearance Defaults will permit the Administrative Agent, either itself or at the request of the Required Lenders, to, among other things, (A) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitment and obligation shall be terminated, (B) accelerate all or any portion of the Obligations and (C) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law.

SECTION 2.  Forbearance; Forbearance Default Rights and Remedies.

(a)    The Forbearance.  Effective as of the Forbearance Effective Date, each of the Administrative Agent and each Lender agrees that (i) until the expiration or termination of the Borrower Forbearance Period (as defined below), it will forbear from exercising its rights and remedies (including enforcement and collection actions) under the Loan Documents against the Borrower or any of the Collateral or other property owned by the Borrower (including, without limitation, via set-off or recoupment) solely with respect to the Potential Specified Defaults, (ii) until the expiration or termination of the Holding Company Forbearance Period (as defined below), it will forbear from exercising its rights and remedies (including enforcement and collection actions) under the Loan Documents against the Holding Companies or any of the Collateral or other property owned by the Holding Companies (including, without limitation, via set-off or recoupment) solely with respect to the Potential Specified Defaults, and (iii) until the expiration or termination of the Other Credit Party Forbearance Period (as defined below), it will forbear from exercising its rights and remedies (including enforcement and collection actions) under the Loan Documents against each Credit Party (other than the Borrower and the Holding Companies) or any of the Collateral or other property owned by such Credit Parties (including, without limitation, via set-off or recoupment) solely with respect to the Potential Specified Defaults.  The Borrower and each other Credit Party acknowledge and agree that (x) each Potential Specified Default (other than a Potential Pre-Forbearance Default) that may occur and be continuing during an Applicable

Forbearance Period would constitute a Default or an Event of Default upon which action could be taken but for the forbearance described in the preceding sentence, and (y) the Administrative Agent and the Lenders shall not be delayed, prohibited or otherwise stayed on and after the Other Credit Party Forbearance Termination Date from taking an action or exercising any rights against the Credit Parties or their respective assets (other than the Borrower, the Holding Companies or their respective assets) as a result of the commencement of the Borrower Chapter 11 Case or the Holding Company Chapter 11 Cases prior to the Other Credit Party Forbearance Termination Date.  To the extent necessary, each of the Borrower and each Holding Company hereby grants to the Administrative Agent and the Lenders a limited waiver of the automatic stay imposed by Section 362 of the Bankruptcy Code (to the extent applicable in the Borrower Chapter 11 Case or the Holdings Chapter 11 Cases, as the case may be) solely to give effect to clause (y) of the preceding sentence.

(b)    Effect of Forbearance Termination. From and after the Applicable Forbearance Termination Date (as hereinafter defined), the agreement of each Lender and the Administrative Agent hereunder to forbear as set forth in Section 2(a) shall immediately terminate without the requirement of any demand, presentment, protest, or notice of any kind, all of which are hereby waived by the Borrower and each other Credit Party.  The Borrower and each other Credit Party hereby agree that (i) from and after the Borrower Forbearance Termination Date (after the giving of any notice and the lapse of any grace period applicable in the determination thereof), the Administrative Agent, either itself or at the direction of the Required Lenders, may at any time, or from time to time, in its (or their) sole and absolute discretion, exercise against the Borrower (and its properties) any and all of their rights, remedies, powers and privileges under any or all of the Credit Agreement, any other Loan Document, applicable law and/or equity, all of which rights, remedies, powers and privileges are fully reserved by each Lender and the Administrative Agent, (ii) from and after the Holding Company Forbearance Termination Date (after the giving of any notice and the lapse of any grace period applicable in the determination thereof), the Administrative Agent, either itself or at the direction of the Required Lenders, may at any time, or from time to time, in its (or their) sole and absolute discretion, exercise against the Holding Companies (and their properties) any and all of their rights, remedies, powers and privileges under any or all of the Credit Agreement, any other Loan Document, applicable law and/or equity, all of which rights, remedies, powers and privileges are fully reserved by each Lender and the Administrative Agent, and (iii) from and after the Other Credit Party Forbearance Termination Date (after the giving of any notice and the lapse of any grace period applicable in the determination thereof), the Administrative Agent, either itself or at the direction of the Required Lenders, may at any time, or from time to time, in its (or their) sole and absolute discretion, exercise against any Credit Party (and its properties) any and all of their rights, remedies, powers and privileges under any or all of the Credit Agreement, any other Loan Document, applicable law and/or equity, all of which rights, remedies, powers and privileges are fully reserved by each Lender and the Administrative Agent.

(c)    Limitation on Forbearance Extension. Except as set forth herein, none of the Lenders or the Administrative Agent shall have any obligation to extend an Applicable Forbearance Period, or enter into any other waiver, forbearance or amendment, and the Lenders’ and the Administrative Agent’s agreement to permit any such extension, or enter into any other waiver, forbearance or amendment shall be subject to the sole discretion of the Required Lenders (or, if required by Section 10.01 of the Credit Agreement, each Lender and each applicable Class of Lenders required thereby).  Any agreement by any Lender or the Administrative Agent to extend an Applicable Forbearance Period, if any, or enter into any other waiver, forbearance or amendment, must be set forth in writing and signed by a duly authorized signatory of the Administrative Agent and the Required Lenders (or, if required by Section 10.01 of the Credit Agreement, each Lender and each applicable Class of Lenders required thereby).  The Borrower and the other Credit Parties each acknowledge that the Lenders and the Administrative Agent have not made any assurances concerning any possibility of an extension of an Applicable Forbearance Period or the entering into of any waiver, forbearance or amendment.

(d)    Limitations on Additional Extensions of Credit. The Borrower and the other Credit Parties each acknowledge and agree that no additional Loans or other financial accommodation under the Credit Agreement shall be made by the Lenders (including the L/C Issuers) to the Borrower during the Borrower Forbearance Period, other than (i) the issuance, renewal, extension or replacement of Letters of Credit and (ii) L/C Borrowings deemed to have been incurred by the Borrower pursuant to Section 2.03(c)(iii) of the Credit Agreement; provided that (x) the aggregate Revolving Credit Exposure of the Revolving Credit Lenders shall not increase after giving effect to any L/C Borrowing, Letter of Credit issuance or other extension of credit as provided above (it being understood and agreed, however, that L/C Obligations may in fact increase if accompanied by a repayment of Loans such that, after giving effect to such Letter of Credit issuance or other extension of credit as provided above, the aggregate Revolving Credit Exposure of the Revolving Credit Lenders does not exceed the Revolving Credit Exposure of the Revolving Credit Lenders on the Forbearance Effective Date) and (ii) the Borrower shall have Cash Collateralized all L/C Obligations (in an amount equal to the then Outstanding Amount thereof, after giving effect to the issuance, renewal, extension or replacement of the respective Letter of Credit) in the manner contemplated by Section 2.03(g) (but without regard to whether such Cash Collateralization is expressly required by such Section).  In connection with any financial accommodations incurred or extended pursuant to the Credit Agreement during the Borrower Forbearance Period as permitted by clause (i) of the preceding sentence, the conditions specified in Section 4.02 of the Credit Agreement shall be required to be satisfied; provided that solely for such purposes during the Borrower Forbearance Period (x) any representations and warranties (i) pursuant to Section 5.05(b) of the Credit Agreement shall not be required to be made and (ii) pursuant to Section 5.07 of the Credit Agreement shall be deemed modified so that the representation excludes the effects of defaults under the Existing Senior Notes Indentures and the Existing Senior Subordinated Notes Indentures (collectively, the “Existing Notes Indentures”) solely as a result of the existence of one or more Potential Specified Defaults, (y) no Potential Specified Default shall be deemed to constitute a Default or Event of Default for purposes of the representation and warranty contained in the second sentence of Section 5.07 of the Credit Agreement, and (z) no Potential Specified Default shall be deemed to constitute a Default or Event of Default (the items included in (x), (y) and (z), the “Permitted Exceptions”).

(e)    Certain Definitions. As used in this Forbearance Agreement, the following terms shall have the meanings set forth below:

“Amended and Restated Credit Agreement” has the meaning provided in the Credit Facilities Term Sheet.

“Applicable Forbearance Period” means (i) with respect to the Borrower, the Borrower Forbearance Period, (ii) with respect to each Holding Company, the Holding Company Forbearance Period, and (iii) with respect to each Credit Party (other than the Borrower and the Holding Companies), the Other Credit Party Forbearance Period.

“Applicable Forbearance Termination Date” means (i) with respect to the Borrower and the Borrower Forbearance Period, the Borrower Forbearance Termination Date, (ii) with respect to each Holding Company and the Holding Company Forbearance Period, the Holding Company Forbearance Termination Date and (iii) with respect to each Credit Party (other than the Borrower and the Holding Companies) and the Other Credit Party Forbearance Period, the Other Credit Party Forbearance Termination Date.

“Bank Solicitation Statement” means that certain “Solicitation of Acceptance of a Plan of Reorganization” in respect of the Credit Agreement in the form circulated to the Lenders on February 10, 2009 (including the “ballot for holders of bank loan claims” and the other exhibits attached thereto).

“Bankruptcy Code” means United States Code entitled “Bankruptcy”, as now and/or hereinafter effect or any successor thereto.

“Borrower Forbearance Period” means the period beginning on the Forbearance Effective Date and ending on the earliest to occur of (i) the Holding Company Forbearance Termination Date, (ii) the Other Credit Party Forbearance Termination Date, (iii) the trustee, agent or any of the holders of the Existing Notes or any other Junior Financing commence an involuntary bankruptcy proceeding against the Borrower, and (iv) the commencement of the Borrower Chapter 11 Case (the earliest to occur of clauses (i), (ii), (iii) or (iv) being the “Borrower Forbearance Termination Date”).

“Borrower Forbearance Termination Date” has the meaning provided in the definition of Borrower Forbearance Period.

“Borrower Chapter 11 Case” means the case to be, or thereafter that has been, commenced by the Borrower under chapter 11 of the Bankruptcy Code.

“Cash Collateral Stipulation” has the meaning provided in the definition of Other Credit Party Forbearance Period.

“Chapter 11 Cases” means the Borrower Chapter 11 Case and the Holding Company Chapter 11 Cases.

“Confirmation Order” means the confirmation order in the Borrower Chapter 11 Case confirming the Plan.

“Credit Facilities Term Sheet” means the Summary of Terms and Conditions for the Amended and Restated Secured Credit Facilities in the form of Exhibit E hereto, as the same may be amended or modified with the consent of the Borrower and the Required Lenders (or, to the extent required by the Bankruptcy Code or other applicable law, the Requisite Lenders).

“Existing Notes Indentures” has the meaning provided in Section 2(d).

 “Forbearance Default” means (i) the occurrence of any Event of Default (including, without limitation, the failure to pay accrued but unpaid interest on the Loans and scheduled repayments of the Term Loans when and as due but excluding the Potential Specified Defaults), or (ii) any representation, warranty or certification made or deemed made by the Borrower or any other Credit Party in connection with this Forbearance Agreement (other than the Permitted Exceptions) shall be false in any material respect on the date as of which made or deemed made.

“Forbearance Effective Date” has the meaning provided in Section 17.

“Holding Company Forbearance Period” means the period beginning on the Forbearance Effective Date and ending on the earliest to occur of (i) the Borrower Forbearance Termination Date, (ii) the Other Credit Party Forbearance Termination Date, and (iii) the commencement of the Holding Company Chapter 11 Cases (the earliest to occur of clauses (i), (ii) or (iii) being the “Holding Company Forbearance Termination Date”).

“Holding Company Forbearance Termination Date” has the meaning provided in the definition of Holding Company Forbearance Period.

“Holding Company Chapter 11 Cases” means the cases to be, or thereafter that has been, commenced by the Holding Companies under chapter 11 of Bankruptcy Code.

“Non-Funding Lender” mean each Revolving Credit Lender that failed to fund Revolving Credit Loans requested by the Borrower pursuant to that certain Committed Loan Notice, dated December 18, 2008, in respect of a Revolving Credit Borrowing aggregating $11,579,210.90.

“Other Credit Party Forbearance Period” means the period beginning on the Forbearance Effective Date and ending on the earliest to occur of:

(i) any Forbearance Default;

(ii) the Administrative Agent’s receipt from the Borrower of a Payment Notice or the making of any payment (including interest) on the Existing Notes or any other Junior Financing by the Loan Parties, any of their Subsidiaries or the Permitted Holders;

(iii) the trustee, agent or any of the holders of the Existing Notes or any other Junior Financing commence an involuntary bankruptcy proceeding against the Borrower which is neither dismissed nor converted to a voluntary chapter 11 proceeding of the Borrower prior to the earlier of (i) entry of an order for relief in such involuntary proceeding and (ii) the 60th day after the date of filing of the involuntary petition;

(iv) 11:59 p.m. (New York City time) on March 3, 2009 (or, if the Borrower shall have obtained (and at all times thereafter maintain) a forbearance (the “Initial Existing Notes Forbearance”) with respect to all defaults that have arisen (or may arise prior to March 31, 2009) under the Existing Notes Indentures (as a result the failure to pay scheduled interest on the Existing Notes when and as due or otherwise) on terms satisfactory to the Administrative Agent, March 31, 2009), unless the Petition Filing Date shall have occurred at or prior to such time on March 3, 2009 (or March 31, 2009, as the case may be); provided, however, that, if (x) the forbearance agreements with respect to the Existing Notes Indentures provide for continued forbearance on terms satisfactory to the Administrative Agent to a specified time after March 31, 2009 (the “Additional Existing Notes Forbearance”)  and (y) each of the Solicitation Materials (as defined in the Credit Facilities Term Sheet), the Credit Facilities Term Sheet and the Bank Solicitation Statement shall have been modified prior to 11:59 p.m. (New York City time) on March 2, 2009 (or, if the Initial Existing Notes Forbearance is obtained, March 30, 2009) to reflect an identical deadline for the occurrence of the Petition Filing Date, such time of termination shall instead be the earlier of (1) such specified time after March 31, 2009 (the “Extended Forbearance Deadline”) and (2) 11:59 p.m. (New York City time) on April 15, 2009, unless the Petition Filing Date shall have occurred at or prior to such time;

(v) any amendments or modifications to the Plan having been made on or after the Petition Filing Date and prior to the time of the effectiveness of the Plan and the Confirmation Order (such time of effectiveness, the “Plan Effective Time”), without the consent of the Administrative Agent (acting at the direction of the Required Lenders), unless such amendments or modifications are not inconsistent with the terms and conditions of the Credit Facilities Term Sheet (it being understood that the foregoing agreements limiting amendments and modifications to the Plan are in addition to (and do not constitute a waiver of) the Lenders’ rights under Bankruptcy Code Section 1127,

Bankruptcy Rule 3019, any other applicable Bankruptcy Code provision or Bankruptcy Rule or applicable law);

(vi) 11:59 p.m. (New York City time) on September 30, 2009, unless the Plan Effective Time has occurred at or prior to such time;

(vii) any amendments or modifications to the Plan or the Confirmation Order having been made after the Plan Effective Date (other than technical modifications that are not adverse to the interests of the Lenders) without the consent of the Required Lenders (or, to the extent required by the Bankruptcy Code, Bankruptcy Rules or other applicable law, the Requisite Lenders);

(viii) the earlier of (a) 10 days following the Plan Effective Time and (b) October 10, 2009, unless the Restructuring Transactions shall have been consummated in accordance with the terms and conditions therefor set forth in the Credit Facilities Term Sheet;

(ix) 11:59 p.m. (New York City time) on the third Business Day following the Petition Filing Date, unless the Loan Parties and the Administrative Agent shall have entered into a stipulation or form of agreed order for adequate protection and use of cash collateral as approved on an interim and final order basis and, in each case, in form and substance reasonably satisfactory to the Administrative Agent (the “Cash Collateral Stipulation”) at or prior to such time;

(x) the occurrence of any event of default under, and as defined in, the Cash Collateral Stipulation; and

(xi) fifteen (15) Business Days after delivery of written notice by the Administrative Agent (acting at the direction of Required Lenders (determined for this purpose only as if the reference to 50% in the definition thereof were instead 66-2/3%)) to any Loan Party of the occurrence of a Material Adverse Effect in respect of the Guarantors, taken as a whole.

“Other Credit Party Forbearance Termination Date” means the first to occur of the times or events described in clauses (i) through (xi) in the definition of Other Credit Party Forbearance Period.

“Payment Notice” has the meaning provided in Section 4(g).

“Permitted Exceptions” has the meaning provided in Section 2(d).

“Petition Filing Date” means the date upon which the Borrower’s Chapter 11 Case and the Holding Company Chapter 11 Cases are commenced by the filing of a voluntary petition or the voluntary conversion of an involuntary bankruptcy petition.

“Plan” means the Plan of Reorganization of the Borrower attached as Exhibit D hereto.

“Plan Effective Time” has the meaning provided in the definition of “Other Credit Party Forbearance Period”.

“Potential Pre-Forbearance Default” means any Event of Default described in items (i) and (vi) of Exhibit B hereto.

“Potential Specified Default” means any Event of Default described on Exhibit B hereto.

“Requisite Lenders” means, as of any date of determination, Lenders (i) which hold at least 66-2/3% of the sum of (x) the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) on such date and (y) the aggregate unused Revolving Credit Commitments (if any) on such date, in each case that vote in connection with the approval of Amended and Restated Credit Agreement and the Plan in the Chapter 11 Cases and (ii) represent more than 50% in number of the Lenders that vote in connection with the approval of Amended and Restated Credit Agreement and the Plan in the Chapter 11 Cases.

“Restructuring Transactions” has the meaning provided in the Credit Facilities Term Sheet.

“Waiver Period” means the period commencing on December 30, 2008 and ending on the earlier to occur of (i) the Borrower Forbearance Termination Date, (ii) the Holding Company Forbearance Termination Date and (iii) the Other Credit Party Forbearance Termination Date (such earlier date, the “Waiver Termination Date”).

“Waiver Termination Date” has the meaning provided in the definition of Waiver Period.

SECTION 3.  Amendments to Credit Agreement.  Effective as of and for the period commencing on the Forbearance Effective Date, the following provisions of the Credit Agreement shall be amended as set forth below (which amendments are in addition to those amendments, modifications and waivers contained in the Forbearance Agreement, which shall remain in full force and effect).  For the avoidance of doubt, the Credit Agreement shall remain amended as set forth in this Section 3 after each Applicable Forbearance Termination Date, and the amendments in this Section 3 shall not operate as a waiver of any Default or Event of Default.

(a)    Amendments to Section 1.01. (i) The definition of “Applicable Rate” is amended by adding the following sentence at the end of said definition:

“Notwithstanding the foregoing, on and after the Borrower Forbearance Termination Date, the “Applicable Rate” shall mean a percentage per annum equal to (A) for Eurodollar Loans, 4.50%, (B) for Base Rate Loans, 3.50%, (C) for Letter of Credit fees, 4.50% and (D) for commitment fees, 0.375% (it being understood that (x) the “Applicable Rate” (as determined in this Agreement prior to the Borrower Forbearance Termination Date) shall be applicable for all periods prior to the Borrower Forbearance Termination Date and (y) the “Applicable Rate” (as determined in this Agreement after giving effect to the Borrower Forbearance Termination Date) shall be applicable for all periods on and after the Borrower Forbearance Termination Date).”

(ii)           The definition of “Base Rate” is deleted in its entirety and replaced by the following:

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½

of 1% and (c) on and after the Borrower Forbearance Termination Date, the Adjusted LIBO Rate for a Eurocurrency Loan denominated in dollars with a one-month interest period commencing on such day plus 1.0%. For purposes of this definition, the Adjusted LIBO Rate shall be determined using the LIBO Rate as otherwise determined by the Administrative Agent in accordance with the definition of LIBO Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or such Adjusted LIBO Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Rate or such Adjusted LIBO Rate, respectively.”

(iii)          The definition of “Cash Management Obligations” is amended by deleting the text “except to the extent that any such obligations are not subject to any Lien in favor of any such Lender or Affiliate of such Lender and such Lender or Affiliate of such Lender and the Borrower or the applicable Restricted Subsidiary have so notified the Administrative Agent in writing” appearing in said definition and inserting the text “, except to the extent that such Lender or Affiliate of such Lender, on the one hand, and the Borrower or the applicable Restricted Subsidiary, on the other hand, agree in writing that any such obligations shall not be secured by any Lien on the Collateral and such Persons shall have delivered such writing to the Administrative Agent” in lieu thereof.

(iv)          The definition of “Default Rate” is amended by (i) deleting the text “plus (c) 2.0% per annum” appearing in said definition and (ii) deleting the text “plus 2.0% per annum” appearing in said definition.

(v)           The definition of “Interest Period” is amended by inserting the text “(or, in the case of any Eurodollar Loan disbursed or converted or continued as a Eurodollar Loan on or after the Forbearance Effective Date, one month)” immediately prior to the text “; provided that” appearing in said definition.

(vi)          The definition of “Loan Document” is amended by inserting the text “the Cash Collateral Stipulation and the Forbearance Agreement” immediately after the words “the Collateral Documents”.

(vii)         The definition of “Interest Payment Date” is amended by (x) deleting the text “three months” in each of the two places it appears therein and by inserting in lieu thereof the text “one month” and (y) inserting the text “(or, from and after the Forbearance Effective Date, the last Business Day of each calendar month, commencing on the first such date to occur on or after the Forbearance Effective Date)” at the end of clause (b) of said definition.

(viii)        The definition of “Permitted Equity Issuance” is amended by deleting clause (i) of said definition and inserting the following new clause (i) in lieu thereof:

“(i) an issuance of Qualified Equity Interests (x) by the Borrower to the Holding Companies or (y) by the Holding Companies (or after a Qualifying IPO, the Borrower) to managers of the Borrower and its Restricted Subsidiaries as incentive compensation,”

(ix)           The definition of “Threshold Amount” is amended by deleting the amount “$50,000,000” appearing in said definition and inserting the amount “$10,000,000” in lieu thereof.

(x)            The following new definitions are hereby added in the appropriate alphabetical order:

“Cash Collateral Stipulation” has the meaning assigned to that term in the Forbearance Agreement.

“CAO Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief accounting officer of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Borrower and its Restricted Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to (in the case of unaudited financial statements) changes resulting from audit and normal year-end adjustments and, in the case of monthly financial statements, the absence of footnotes and with respect to the consolidated balance sheet of the Borrower and its Restricted Subsidiaries for each fiscal month and fiscal quarter ending on or after December 31, 2008, such balance sheet shall not reclassify long-term debt as short-term debt solely as a result of the existence of the Potential Specified Defaults (as defined in the Forbearance Agreement).

“MD&A” means, with respect to financial statements to which it pertains, management’s discussion and analysis of the Borrower’s and its Restricted Subsidiaries’ financial performance for the period covered by such financial statements as compared to projected financial performance for such period.

“Forbearance Agreement” means the Forbearance Agreement; Waiver; and First Amendment to the Credit Agreement, dated as of March 2, 2009, by and among the Borrower, the Holding Companies, the other Loan Parties, the Lenders party thereto and the Administrative Agent.

“Forbearance Effective Date” has the meaning assigned to that term in the Forbearance Agreement.

(b)           Amendments to Section 2.03.  (i) Section 2.03(h) is amended by inserting the text “(or, from and after the Forbearance Effective Date, the last Business Day of each calendar month)” immediately after the text “September and December” appearing in said Section.

(ii) Section 2.03(i) is amended by inserting the text “(or, from and after the Forbearance Effective Date, the last Business Day of each calendar month)” immediately after the text “September and December” appearing in said Section.

(c)    Amendments to Section 2.05.  (i) Section 2.05(a) is amended by adding the following new clause (iv) at the end of said Section:

“(iv) It is understood and agreed that, for all periods from and after the Forbearance Effective Date and prior to the Borrower Forbearance Termination Date, the application of prepayments as provided in Section 2.05(a) shall be subject to the express requirements of Section 4(b) of the Forbearance Agreement and, in the event of any conflict or inconsistency, the provisions of said Section 4(b) of the Forbearance Agreement shall control. On and after the Borrower Forbearance Termination Date, cash payments shall be applied in accordance with the requirements of the Cash Collateral Stipulation.”.

(ii)           Section 2.05(b)(v) is amended by deleting the text “, subject to clause (vi) of this Section 2.05(b)” appearing in said Section in its entirety.

(d)            Amendment to Section 2.07. Section 2.07(a) is amended by deleting the text “Section 2.05(b)(v)” appearing in said Section and inserting the text “Sections 2.05(a)(i) and 2.05(b)(v)” in lieu thereof.

(e)             Amendment to Section 2.09. Section 2.09 is amended by inserting the text “(or, from and after the Forbearance Effective Date, the last Business Day of each calendar month)” immediately after the text “September and December” appearing in said Section.

(f)               Amendment to Section 2.12.  Section 2.12 is amended by inserting the following new clause (h) at the end of said Section:

“(h) Notwithstanding anything to the contrary contained above in this Section 2.12 or elsewhere in this Agreement, on and after the Borrower Forbearance Termination Date and prior to the Other Creditor Party Forbearance Termination Date, certain cash payments made by the Loan Parties to the Administrative Agent shall be applied in accordance with the terms of the Cash Collateral Stipulation as (and to the extent) required thereby.”.

(g)            Amendment to Section 5.18. Section 5.18 is amended by inserting the following sentence at the end of said Section:

“The Designated Obligations are “Designated Senior Indebtedness” (or any comparable term) under, and as defined in, the Existing Senior Subordinated Notes Indentures (and any Junior Financing Documentation entered into in connection with any Permitted Refinancing thereof)”.

(h)            Amendments to Section 6.01. (i) Section 6.01(a) is amended by inserting the following text at the end of said Section:

“provided that, the certified public accountants’ report relating to the Borrower’s audited consolidated financial statements for the fiscal year of the Borrower ended December 31, 2008 may be qualified by a going concern or similar qualification;”

(ii)           The last sentence appearing in Section 6.01 is amended by inserting the following text at the end of said sentence:

“provided that, the certified public accountants’ report relating to the Borrower’s audited consolidated financial statements for the fiscal year of the Borrower ended December 31, 2008 may be qualified by a going concern or similar qualification”.

(i)                Amendment to Section 7.01. Section 7.01(f) is amended by inserting the text “pledges or” immediately prior to the text “deposits to secure” appearing in said Section.

(j)                Amendment to Section 7.03. Section 7.03(e) is amended by inserting the text “, and all Permitted Refinancing Indebtedness in respect of Indebtedness set forth in immediately preceding clause (i) of this Section 7.03(e),” immediately after the text “this Section 7.03(e)” in said Section.

(k)             Amendment to Section 7.04. Section 7.04(f) is amended by deleting said Section in its entirety and inserting the text “(f) [Reserved];” in lieu thereof.

(l)                Amendments to Section 8.01. (i) Section 8.01(b) is amended by deleting the text “Sections 6.03(a) or 6.05(a)” appearing therein and inserting the text “Section 6.05(a)” in lieu thereof.

(ii)   Section 8.01(c) is amended by inserting the text “(or, in the case of any covenant or agreement in Section 6.03(a) only, for thirty (30) days)” immediately prior to the semi-colon appearing in said Section.

(iii)  Section 8.01(m) is amended by (i) inserting the text “Designated Senior Indebtedness” (or any comparable term) immediately prior to the text “or Senior Secured” appearing in said Section and (ii) inserting the text “or any Loan Party shall contest in writing the validity or enforceability of such provisions” immediately prior to the semi-colon at the end of said Section.

(iv)  Section 8.01(o) is amended by deleting the period at the end of said Section and inserting the text “; or” in lieu thereof.

(v)   Section 8.01 is further amended by inserting subsection (p) at the end of said Section:

“(p) Forbearance Agreement. The Borrower or any Loan Party shall fail to comply with any term, covenant or condition contained in Section 2, 4, 5, 6, 8, 17 or 18 of the Forbearance Agreement (with time being of the essence); provided that, with respect to any default in the performance of or compliance with any term contained in paragraphs (c), (d) and (e) of Section 4 of the Forbearance Agreement, such default shall not have been remedied or waived within five Business Days after notice of such default from the Administrative Agent.”

SECTION 4.                                            Supplemental Terms, Conditions and Covenants On and After the Forbearance Effective Date.

The Credit Parties hereto hereby agree to comply with the following terms, conditions and covenants from and after the Forbearance Effective Date, in each case notwithstanding any provision to the contrary set forth in this Forbearance Agreement, the Credit Agreement or any other Loan Document:

(a)             Potential Specified Defaults.  Each of the Potential Pre-Forbearance Defaults shall be deemed to be an Event of Default from and after the Waiver Termination Date.  Each of the Potential Specified Defaults (other than (w) the events described in item (ii) on Exhibit B, until the occurrence of the applicable date specified therein, (x) the events described in items (iii) and (iv) on Exhibit B, until the holders of the relevant Existing Notes (or the trustee on behalf of such holders) shall have the right to accelerate such Existing Notes, (y) the events described in item (v) on Exhibit B, until the occurrence the filing of the Borrower Chapter 11 Case and (z) the events described in item (vii) on Exhibit B, until the occurrence the filing of the Holding Company Chapter 11 Cases) shall be deemed to be an Event of Default from and after the Other Credit Party Forbearance Termination Date.

(b)            Prepayments.  From and after the Forbearance Effective Date and prior to the Borrower Forbearance Termination Date, all voluntary prepayments of the Loans shall be applied ratably to (i) repay principal of outstanding Revolving Credit Loans and L/C Borrowings (and after same have been repaid in full, to repay and/or Cash Collateralize L/C Obligations not then Cash Collateralized) and (ii) repay outstanding principal of Term Loans, with (x) the amount to be allocated pursuant to preceding clause (i) to equal the amount of the respective aggregate amount to be prepaid multiplied by a fraction the numerator of which is the aggregate Revolving Credit Exposure of all Revolving Credit Lenders at such time (less the amount of any L/C Obligations which have theretofore been, and are at that time, Cash

Collateralized) and the denominator of which is the sum of such numerator plus the aggregate principal amount of then outstanding Term Loans, and (y) the amount to be applied pursuant to preceding clause (ii) to equal the aggregate amount to be so prepaid multiplied by a fraction the numerator of which is the aggregate principal amount of then outstanding Term Loans and the denominator of which is the same as the denominator described in preceding clause (x).  On and after the Borrower Forbearance Termination Date, cash payments shall be applied in accordance with the requirements of the Cash Collateral Stipulation.

(c)             Cooperation and Access.  The Borrower shall cooperate reasonably and in good faith with the Administrative Agent, Blackstone Advisory Services, L.P. (together with any successor or replacement selected by the Administrative Agent or its counsel, the “Lender Financial Advisor”) and such other professional advisors retained from time to time by the Administrative Agent, in providing access to the Loan Parties’ books and records, other information relating to their business and financial affairs, properties and senior management team upon reasonable prior notice, during regular business hours and for reasonable durational periods. Notwithstanding the foregoing, the Lender Financial Advisor shall not have access to any area or information with respect to which such access is prohibited or restricted by applicable Gaming Laws, nor shall the Lender Financial Advisor have access to marketing or patron tracking data or other similar trade secret data that is not relevant to measurement of the financial performance of the Borrower or its Subsidiaries and joint ventures.

(d)            Financial and Other Information.  In addition to the financial statements and other reports required to be provided under the Credit Agreement, the Borrower shall deliver to the Administrative Agent:

(i)              on Wednesday (or the immediately succeeding Business Day if Wednesday is not a Business Day) of each week (commencing with the week of March 9, 2009), a rolling 13-week consolidated cash flow forecast of the Borrower and its Restricted Subsidiaries, in the form set forth on Exhibit C (the “13-Week Cash Flow Forecast”), with each delivery of the 13-Week Cash Flow Forecast to be deemed to be a representation by the Borrower that such 13-Week Cash Flow Forecast has been prepared based upon good faith estimates and assumptions that the Borrower believes were reasonable at the time made (it being understood and agreed that such 13-Week Cash Flow Forecast is not to be viewed as fact and that actual results during the period or periods covered thereby may differ from such projected results) and to be accompanied by a certification of the chief financial officer or such other financial officer that is a Responsible Officer that such 13-Week Cash Flow Forecast has been prepared based upon good faith estimates and assumptions that the Borrower believes were reasonable at the time made (it being understood and agreed that such 13-Week Cash Flow Forecast is not to be viewed as fact and that actual results during the period or periods covered thereby may differ from such projected results);

(ii)           on Wednesday (or the immediately succeeding Business Day if Wednesday is not a Business Day) of each week (commencing with the week of March 9, 2009), a variance report showing on a line item basis the percentage and dollar variance of actual cash disbursements and cash receipts for the prior week from the amounts set forth for such week in the applicable 13-Week Cash Flow Forecast; and

(iii)        as soon as available and in any event within thirty (30) days (or, in the case of the MD&A referred to below, forty (40) days) after the end of each month ending after the Forbearance Effective Date, the unaudited consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of such month and the related unaudited consolidated statements of income of the Borrower and its Restricted Subsidiaries for such month and for the portion of the Borrower’s fiscal year then elapsed, setting forth in respect of the consolidated statements of income in comparative form the corresponding figures for the preceding fiscal year and commencing with the financial statements for the month ended February 28, 2009, the corresponding projected statements of income set forth in the Long-Term Business Plan, together with a CAO Certification and, with respect to the last month of each fiscal quarter, MD&A with respect to the foregoing.

(e)             Draft of Long-Term Business Plan.  The Borrower shall deliver a long-term business plan approved by the Borrower’s Board of Directors (the “Long-Term Business Plan”) to the Administrative Agent by no later than March 1, 2009, which shall include (i) forecasted consolidated balance sheets (assuming a static capitalization) and forecasted consolidated statements of income and cash flows of the Borrower and its Restricted Subsidiaries for the next succeeding three fiscal years and (ii) forecasted consolidated statements of income and cash flows of the Borrower and its Restricted Subsidiaries for each month of the fiscal year ending in 2009.

(f)               Prohibition on Assignments and Participations.  From and after the Forbearance Effective Date, the Credit Parties, the Equity Investors, the Permitted Holders and each of their respective Affiliates shall be prohibited from purchasing (by assignment, participation or otherwise), in whole or in part, any Commitment, Loan, Letter of Credit or any other Obligation.

(g)            Subordinated Indebtedness Payments.  The Borrower shall give the Administrative Agent 5 Business Days’ prior notice of its intent to make any payment (including any payment of interest) with respect to any Existing Notes or any other Junior Financing (the “Payment Notice”).

(h)            Restrictions on Cure Rights; Accordion.  Notwithstanding anything in the Credit Agreement to the contrary, the Borrower shall not, directly or indirectly, (x) exercise any “equity cure right” described in Section 8.05 of the Credit Agreement, or (y) request, effect or incur any Revolving Commitment Increase or any Incremental Term Loans pursuant to Section 2.14 of the Credit Agreement.

(i)                Additional Restrictions.  Notwithstanding anything in the Credit Agreement to the contrary (but subject to the additional restrictions in the immediately succeeding sentence), from and after Forbearance Effective Date, the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, (A) incur any Indebtedness, (B) create or incur any new Liens, (C) make any Investments, (D) make any Restricted Payments, or (E) consummate any Disposition, except, in the case of each such clause, in the ordinary course of business; provided, however, that the Borrower and its Restricted Subsidiaries shall in any event be permitted to (x) incur Indebtedness permitted under Sections 7.03(f), (m), (o), (p) and (q) of the Credit Agreement and (y) create or incur Liens permitted under Sections 7.01(c), (d), (e), (f), (g), (l) and (t) of the Credit Agreement.  Furthermore, from and after the Forbearance Effective Date, (i) the Borrower and its Restricted Subsidiaries may not take any action that would be prohibited by the express terms of the Credit Agreement at any time while a Default or Event of Default is in existence, (ii) no payments of the type described in Section 7.08(m) of the Credit Agreement may be made to the Holding Company or the Equity Investors, (iii) the Borrower and its Restricted Subsidiaries shall not enter into, or commit to enter into, any Permitted Acquisition or sale-leaseback transaction, (iv) the Borrower may not designate any Restricted Subsidiary as an “Unrestricted Subsidiary” or an “Immaterial Subsidiary” pursuant to Section 6.14 of the Credit Agreement, (v) no payments of the type described in Sections 7.08(f) and (h) of the Credit Agreement may be made to employees or principals of the Equity Investors providing services to the Borrower (including in their capacity as members of the Borrower’s Board of Directors); provided, however, that the payment of reasonable out-of-pocket costs of and provisions of indemnities to such persons shall continue to be permitted as provided in Section 7.08(h) of the Credit Agreement and (vi) no Restricted Subsidiary shall make any Investment in, or Restricted Payment or Disposition to, the Borrower, except for (x) at any time prior to the entry of the Cash Collateral Stipulation by the appropriate bankruptcy court, Investments in the Borrower in the ordinary course of business and consistent with past practices and (y) at any time on and after the entry of the Cash Collateral Stipulation by the appropriate bankruptcy court, Investments and/or Restricted Payments permitted by the Cash Collateral Stipulation.

(j)                Fees and Expenses.  The Borrower and, if the Borrower is prohibited from doing so by Applicable Law, the Guarantors shall pay within 10 days of receipt of an invoice therefor (subject to redaction to protect privileges or other confidential communications) all reasonable fees and expenses to be paid to White & Case LLP and the Lender Financial Advisor.

(k)             Special Guarantor Covenants. The Guarantors hereby (i) reaffirm their guaranty of the due and punctual payment of the Obligations (as defined in the Guaranty) when the same come due (whether before or after the Borrower Forbearance Termination Date) pursuant to the Guaranty, (ii) reaffirm their covenants and agreements in Section 2.11 of the Guaranty (to which they shall be bound both before and after the Borrower Forbearance Termination Date), and (iii) covenant and agree (without limiting the generality of the foregoing) at all times on and after the Borrower Forbearance Termination Date to perform and comply with all terms, covenants and agreements contained in this Forbearance Agreement and Articles II and III of the Credit Agreement directly applicable to the Borrower as if the same were directly applicable to the Guarantors.

(l)                Modification of Bank Solicitation.  If the Initial Existing Notes Forbearance and/or the Additional Existing Notes Forbearance are obtained, the Borrower shall cause the Bank Solicitation Statement to be modified to extend the “voting deadline” described therein for the Requisite Lenders to March 16, 2009.

(m)          Filing of Chapter 11 Cases. If the Borrower elects to commence a Borrower Chapter 11 Case or the Holding Companies elect to commence a Holding Company Chapter 11 Case, the Borrower and the Holding Companies shall cause the Borrower Chapter 11 Case and all Holding Company Chapter 11 Cases to be commenced on the same day.

SECTION 5.                                Representations, Warranties And Covenants Of The Borrower and The Other Credit Parties.

To induce the Lenders and the Administrative Agent to execute and deliver this Forbearance Agreement, each of the Borrower and the other Credit Parties represents, warrants and covenants that:

(a)             Organization and Powers. Each Credit Party (a) is a corporation, limited liability company or limited partnership, duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under this Forbearance Agreement, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders, and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)            Authorization of Agreement; No Conflict. The execution, delivery and performance by each Credit Party of this Forbearance Agreement is within such Credit Party’s corporate or other powers, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Credit Party’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than Permitted Liens), or require any payment to be made under (i) (x) any Existing Notes Documentation or (y) any other Contractual Obligation to which such Credit Party is a party or affecting such Credit Party or the properties of such Credit Party or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; or (c) violate any material Law.

(c)             Governmental Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Credit Party of this Forbearance Agreement or (b) the exercise by the Administrative Agent or any Lender of its rights under this Forbearance Agreement, except for those approvals, consents, exemptions, authorizations or other actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

(d)            Binding Obligation. This Forbearance Agreement has been duly executed and delivered by each Credit Party.  This Forbearance Agreement constitutes a legal, valid and binding obligation of such Credit Party, enforceable against each such Credit Party in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

(e)             Incorporation of Representations and Warranties and Covenants from Loan Documents. Except with respect to the Potential Pre-Forbearance Defaults and the Permitted Exceptions, the representations and warranties contained in the Credit Agreement and each of the other Loan Documents are and will be true, correct and complete in all material respects on and as of the Forbearance Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date, and each of the agreements and covenants in the Credit Agreement and the other Loan Documents is hereby reaffirmed with the same force and effect as if each were separately stated herein and made as of the date hereof.

(f)               Absence of Default.  As of the Forbearance Effective Date, (x) after giving effect to the Limited Waiver, no Default or Event of Default has occurred or is continuing under the Credit Agreement or any other Loan Document and (y) except solely with respect to the Specified Events described in item (ii) of Exhibit A as to the 6-1/2% Senior Subordinated Notes and the 7.75% Senior Notes, no “Default” or “Event of Default” (as those terms are defined in the Existing Notes Indentures) has occurred or is continuing in respect of the Existing Notes.

(g)            Collateral. The Lenders’ and the Administrative Agent’s security interests in the Collateral (to the extent required pursuant to the Collateral and Guaranty Requirement) continue to be valid, binding, and enforceable first-priority security interests which secure the Obligations (subject only to the Permitted Liens).

(h)            Plan. The Borrower acknowledges and agrees that if any equity commitment letter attached as Exhibit G to the Credit Facilities Term Sheet is terminated, rescinded, revoked or otherwise modified without the prior written consent of the Administrative Agent, the Plan shall be immediately deemed withdrawn and all “ballots” (as described in the Bank Solicitation Statement) submitted prior thereto (and the Plan support provisions contained therein) shall be deemed null and void and given no further force and effect.

SECTION 6.                                Ratification of Liabilities, etc.. (a) Each of the Borrower and the other Credit Parties hereby ratifies and reaffirms all of its payment and performance obligations and obligations to indemnify, contingent or otherwise, under this Forbearance Agreement and each other Loan Document to which such Person is a party, and each such party hereby ratifies and reaffirms its grant of Liens on its properties pursuant to such Loan Documents to which it is a party as security for the Obligations, and confirms and agrees that such Liens hereafter secure all of the Obligations.  Each Guarantor acknowledges the effectiveness and continuing validity of the Guaranty and its liability for the Obligations pursuant to the terms of the Guaranty and that such Obligations are without defense, setoff and counterclaim.

(b)                                 Each Credit Party (i) acknowledges receipt of a copy of this Forbearance Agreement and all other agreements, documents and instruments executed and/or delivered in connection herewith, (ii) consents to the terms and conditions of same without prejudice to any Credit Party’s liability pursuant to any of the Loan Documents, (iii) agrees and acknowledges that each of the Loan Documents remains in full force and effect, that such Credit Party’s obligations thereunder are without defense, setoff and counterclaim and that each of the Loan Documents is hereby ratified and confirmed, and (iv) ratifies and reaffirms each waiver of such Credit Party set forth in the Loan Documents to which it is a party.

SECTION 7.                            Reference To And Effect Upon The Credit Agreement.  (a) Except as expressly modified hereby, all terms, conditions, covenants, representations and warranties contained in the Credit Agreement and other Loan Documents, and all rights of the Lenders and the Administrative Agent and all of the Obligations, shall remain in full force and effect.  Each of the Borrower and the other Credit Parties hereby confirms that no such party has any right of setoff, recoupment or other offset with respect to any of the Obligations.

(b)            Except as expressly set forth herein, the effectiveness of this Forbearance Agreement shall not directly or indirectly (i) create any obligation to make any further Loans or issue any Letters of Credit after the Forbearance Effective Date, (ii) create any obligation to continue to defer any enforcement action after the occurrence of any Forbearance Default, (iii) constitute a consent or waiver of any past, present or future violations, including Defaults and Events of Default, of any provisions of the Credit Agreement or any other Loan Documents, (iv) amend, modify, prejudice or operate as a waiver of any provision of the Credit Agreement or any other Loan Documents or any right, remedy, power or privilege of the Lenders and/or the Administrative Agent, (v) constitute a consent to any merger or other transaction or to any sale, restructuring or refinancing transaction, or (vi) constitute a course of dealing or other basis for altering any Obligations or any other contract or instrument.  Except as expressly set forth herein, each of the Administrative Agent and each Lender reserves all of its rights, remedies, powers and privileges under the Credit Agreement, the other Loan Documents, applicable law and/or equity. All of the provisions of the Credit Agreement and the other Loan Documents are hereby reiterated, and if ever waived (other than pursuant to the Limited Waiver or hereafter in writing), are hereby reinstated.  Notwithstanding any other provision in this Forbearance Agreement, it is understood and agreed that during the Borrower Forbearance Period, notwithstanding the Borrower’s inability to make the statements required by Section 4.02 of the Credit Agreement (or in any Request for Credit Extension required thereby), solely to the extent excused pursuant to the last sentence of Section 2(d) of this Forbearance Agreement, but subject to all other terms and conditions contained in the Credit Agreement and Section 2(d) hereof (including the Cash Collateralization of Letters of Credit), any L/C Issuer may issue, renew, extend or replace Letters of Credit and the Borrower shall be permitted to incur L/C Borrowings (and the Revolving Credit Lenders agree to make such L/C Advances), provided that the Revolving Credit Exposure of the Revolving Credit Lenders is not increased after giving effect to such issuance, renewal, extension or replacement of any such Letter of Credit or the incurrence of such L/C Borrowings.

(c)             From and after the Forbearance Effective Date, (i) the term “Agreement” in the Credit Agreement, and all references to the Credit Agreement in any Loan Document shall mean the

Credit Agreement, and (ii) the term “Loan Document” in the Credit Agreement and the other Loan Documents shall include, without limitation, this Forbearance Agreement and any agreements, instruments and other documents executed and/or delivered in connection herewith.

(d)            This Forbearance Agreement shall not be deemed or construed to be a satisfaction, reinstatement, novation or release of the Credit Agreement or any other Loan Document.

SECTION 8.                                The Borrower’s Release and Duty to Indemnify for Assigned Claims.  By its execution hereof and in consideration of the mutual covenants contained herein and other accommodations granted to the Credit Parties hereunder, each Credit Party, on behalf of itself and each of its Subsidiaries, and its or their successors, assigns and agents, hereby expressly forever waives, releases and discharges any and all claims (including, without limitation, cross-claims, counterclaims, and rights of setoff and recoupment), causes of action (whether direct or derivative in nature), demands, suits, costs, expenses and damages (collectively, the “Claims”) any of them may have or allege to have as of the date of this Forbearance Agreement (and all defenses that may arise out of any of the foregoing) of any nature, description, or kind whatsoever, based in whole or in part on facts, whether actual, contingent or otherwise, now known, unknown, or subsequently discovered, whether arising in law, at equity or otherwise, against the Administrative Agent or any Lender that has executed this Forbearance Agreement (other than a Non-Funding Lender), their respective affiliates, agents, principals, managers, managing members, members, stockholders, “controlling persons” (within the meaning of the United States federal securities laws), directors, officers, employees, attorneys, consultants, advisors, agents, trusts, trustors, beneficiaries, heirs, executors and administrators of each of the foregoing (collectively, the “Released Parties”) arising out of this Forbearance Agreement, the Credit Agreement, the other Loan Documents, the Credit Facilities Term Sheet, the Bank Solicitation Statement and any or all of the actions and transactions contemplated hereby or thereby, including any actual or alleged performance or non-performance of any of the Released Parties (other than a Non-Funding Lender) hereunder or under the Loan Documents.  Each Credit Party hereby acknowledges that the agreements in this Section 8 are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Claims.  In entering into this Forbearance Agreement, each Credit Party expressly disclaims any reliance on any representations, acts, or omissions by any of the Released Parties and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth above does not depend in any way on any such representation, acts and/or omissions or the accuracy, completeness, or validity thereof.  Notwithstanding the foregoing, (x) no Non-Funding Lender shall have any rights or benefits under this Section 8 and none of the releases, waivers or other assurances provided by the Credit Parties shall apply to any Claims of the Credit Parties against Non-Funding Lenders, who shall remain fully liable for their obligations to the Credit Parties thereunder and (y) nothing set forth in this Section 8 is intended to, nor shall anything set forth in this Section 8 be construed to, release any Claim that any Credit Party may hold against any Released Party in its capacity as a lender, adviser or agent under: (i) the Casino Sale Leaseback Transaction, (ii) the CMBS Facility and CMBS Loan Documents, including the loans made thereunder, (iii) Land Loan Documents, including the loans made thereunder, or (iv) the Head Office Sale Leaseback Transaction.  The provisions of this paragraph shall survive the termination or expiration of each Applicable Forbearance Period and the termination of the Loan Documents and the payment in full of all Obligations of the Credit Parties under or in respect of the Credit Agreement and other Loan Documents and all other amounts owing thereunder.

SECTION 9.                                Construction.  This Forbearance Agreement and all other agreements and documents executed and/or delivered in connection herewith have been prepared through the joint efforts of all of the parties hereto. Neither the provisions of this Forbearance Agreement or any such other agreements and documents nor any alleged ambiguity therein shall be interpreted or resolved against any party on the ground that such party or its counsel drafted this Forbearance Agreement or such other agreements and documents, or based on any other rule of strict construction.  Each of the parties hereto represents and declares that such party has carefully read this Forbearance Agreement and all other agreements and documents executed in connection therewith, and that such party knows the contents thereof and signs the same freely and voluntarily.  The parties hereto acknowledge that they have been represented by legal counsel of their own choosing in negotiations for and preparation of this Forbearance Agreement and all other agreements and documents executed in connection herewith and that each of them has read the same and had their contents fully explained by such counsel and is fully aware of their contents and legal effect.

SECTION 10.                          Counterparts.  This Forbearance Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. Any party hereto may execute and deliver a counterpart of this Forbearance Agreement by delivering by facsimile or other electronic transmission a signature page of this Forbearance Agreement signed by such party, and any such facsimile or other electronic signature shall be treated in all respects as having the same effect as an original signature.

SECTION 11.                          Severability.  The invalidity, illegality, or unenforceability of any provision in or obligation under this Forbearance Agreement in any jurisdiction shall not affect or impair the validity, legality, or enforceability of the remaining provisions or obligations under this Forbearance Agreement or of such provision or obligation in any other jurisdiction.

SECTION 12.         Further Assurances.  The Borrower and each other Credit Party agrees to, and to cause any other Credit Party to, take all further actions and execute all further documents as the Administrative Agent may from time to time reasonably request to carry out the transactions contemplated by this Forbearance Agreement and all other agreements executed and delivered in connection herewith. Any failure to comply with the agreements in this Section 12 shall be an Event of Default for all purposes of the Credit Agreement if such failure has not been remedied or waived within 5 Business Days after the Borrower’s receipt of notice from the Administrative Agent.

SECTION 13.                          Section Headings.  Section headings in this Forbearance Agreement are included herein for convenience of reference only and shall not constitute part of this Forbearance Agreement for any other purpose.

SECTION 14.                          Notices.  All notices, requests, and demands to or upon the respective parties hereto shall be given in accordance with the Credit Agreement.

SECTION 15.                          Governing Law. This Forbearance Agreement and the rights and obligations of the parties under this Forbearance Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

SECTION 16.                          Acknowledgements.  Each Credit Party hereby acknowledges that:

(a)             it has carefully read and fully understood all of the terms and conditions of this Forbearance Agreement;

(b)            it has consulted with, or had a full and fair opportunity to consult with, and has been advised by fully competent counsel in the negotiation, execution and delivery of this Forbearance Agreement;

(c)             it has had a full and fair opportunity to participate in the drafting of this Forbearance Agreement and that no provision of this Forbearance Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of any party hereto having or being deemed to have structured, dictated or drafted such provision;

(d)            it is freely, voluntarily, knowingly and intelligently entering into this Forbearance Agreement;

(e)             none of the Lenders or the Administrative Agent has a fiduciary relationship to any Credit Party, and the relationship between the Administrative Agent and the Lenders, on the one hand, and the Credit Parties, on the other, is solely that of creditor and debtor; and

(f)               no joint venture exists among the Credit Parties, the Administrative Agent and the Lenders.

SECTION 17.                          Effectiveness.  This Forbearance Agreement shall become effective at the time (the “Forbearance Effective Date”) that all of the following conditions precedent have been satisfied as determined by the Administrative Agent in its sole discretion:

(a)             Agreement. The Administrative Agent shall have received duly executed signature pages for this Forbearance Agreement signed by the Borrower, each other Credit Party, the Required Lenders and the Revolving Credit Lenders (which shall be at least three in number) holding more than 50% of the Revolving Credit Commitments.

(b)            Due Authorization. The Administrative Agent shall have received resolutions from each Credit Party evidencing the corporate or similar authority of such Credit Party to execute, deliver and perform its obligations under this Forbearance Agreement and, as applicable, all other agreements and documents executed in connection therewith.

(c)             Accuracy of Representations. The representations and warranties contained in Section 5 of this Forbearance Agreement are and will be true, correct and complete in all material respects on and as of the Forbearance Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

(d)            Opinions.  The Administrative Agent shall have received opinions of counsel to the Credit Parties as to the transactions contemplated hereby in form and substance reasonably acceptable to the Administrative Agent.

(e)             Designated Senior Indebtedness.  The Borrower shall have designated the Designated Obligations as “Designated Senior Indebtedness” pursuant to an Officer’s Certificate (as defined in each of the Existing Senior Subordinated Notes Indentures) of the Borrower and delivered the same to the trustee under each Existing Senior Subordinated Notes Indenture.

(f)               L/C Cash Collateral. The Borrower shall have Cash Collateralized all L/C Obligations (in an amount equal to the Outstanding Amount thereof) in the manner contemplated by Section 2.03(g) (without regard to whether such Cash Collateralization is expressly required by such Section on the date hereof).

(g)            Other Fees.  The Borrower shall have paid (x) all the reasonable fees, expenses and disbursements of White & Case LLP, the Lender Financial Advisor and a single legal counsel to each Lender which delivers its original or facsimile signature page to this Forbearance Agreement to the Administrative Agent or its designee no later than 5:30 p.m. (New York City time) on February 27, 2009, and for which invoices (subject to redaction to protect privileges or other confidential communications) have been presented to the Borrower and (y) an “evergreen” retainer of $250,000 to White & Case LLP.

SECTION 18.                          Assignments; No Third Party Beneficiaries.  This Forbearance Agreement shall be binding upon and inure to the benefit of the Borrower, the other Credit Parties, the Lenders, the Administrative Agent and their respective successors and assigns; provided, that neither the Borrower nor any other Credit Party shall be entitled to delegate any of its duties hereunder and shall not assign any of its rights or remedies set forth in this Forbearance Agreement without the prior written consent of the Administrative Agent in its sole discretion. No Person other than the parties hereto and their permitted successors and assigns, shall have any rights hereunder or be entitled to rely on this Forbearance Agreement and all third-party beneficiary rights are hereby expressly disclaimed.

SECTION 19.                          Amendments.  This Forbearance Agreement constitutes a “Loan Document” for purposes of the Credit Agreement and the other Loan Documents.  No provision of this Forbearance Agreement may be amended, modified, waiver or supplemented, except as provided in Section 10.01 of the Credit Agreement.

SECTION 20.                          Final Agreement.  This Forbearance Agreement, the Credit Agreement, the other Loan Documents, and the other written agreements, instruments, and documents entered into in connection herewith and therewith (collectively, the “Credit Support Documents”) set forth in full the terms of agreement between the parties hereto and thereto and are intended as the full, complete, and exclusive contracts governing the relationship between such parties, superseding all other discussions, promises, representations, warranties, agreements, undertakings and understandings between the parties with respect thereto.  No term of the Credit Support Documents may be amended, restated, waived or otherwise modified except in a writing signed by the party against whom enforcement of the modification, amendment, or waiver is sought, unless otherwise provided in the applicable Credit Support Documents.  Any waiver of any condition in, or breach of, any of the foregoing in a particular instance shall not operate as a waiver of other or subsequent conditions or breaches of the same or a different kind.  The Lenders’ and/or the Administrative Agent’s exercise or failure to exercise any rights or remedies under any of the foregoing in a particular instance shall not operate as a waiver of its right to exercise the same or different rights, remedies, powers and privileges in any other instances.  There are no oral agreements among the parties hereto.

SECTION 21.                          Special Reservations.  (a) The confirmation of the Existing Commitment Fees in Section 1(a) of this Forbearance Agreement shall not be construed to be (x) a waiver of any rights any Credit Party may have against a Non-Funding Lender on grounds that such Non-Funding Lender is a Defaulting Lender or otherwise or (y) an acknowledgment by the Credit Parties that a Non-Funding Lender is entitled to the payment of the Existing Commitment Fees pursuant to Section 2.09(a) of the Credit Agreement.

(b) Nothing contained in, or arising out of the execution and delivery of, this Forbearance Agreement shall be construed as a waiver of any of the rights of the Administrative Agent, the Lenders, the Swing Line Lender and the L/C Issuers reserved pursuant to that certain Reservation of Rights Letter, dated January 16, 2009, from the Administrative Agent to the Borrower, with respect to the Designation described therein (and its effectiveness), all of which rights remain expressly reserved as described therein.

[Signature pages to follow]

IN WITNESS WHEREOF, this Forbearance Agreement has been executed by the parties hereto as of the date first written above.

STATION CASINOS, INC.

By:	/s/ Thomas M. Friel
Name: Thomas M. Friel
	Title:	Executive Vice President, Chief Accounting Officer & Treasurer

FCP HOLDING, INC.,
a Nevada corporation

By:	/s/ Lorenzo J. Fertitta
Name:	Lorenzo J. Fertitta
Title:	Vice President, Secretary & Treasurer

FERTITTA PARTNERS LLC,
a Nevada limited liability company

By:	/s/ Lorenzo J. Fertitta
Name:	Lorenzo J. Fertitta
Title:	Vice President, Secretary & Treasurer

FCP VOTECO, LLC,
a Nevada limited liability company

By:	/s/ Lorenzo J. Fertitta
Name:	Lorenzo J. Fertitta
Title:	Vice President, Secretary & Treasurer

BOULDER STATION, INC.
CENTERLINE HOLDINGS, LLC
CHARLESTON STATION, LLC
FIESTA STATION, INC.
FRESNO LAND ACQUISITIONS, LLC
GOLD RUSH STATION, LLC
LAKE MEAD STATION, INC.
LML STATION, LLC
MAGIC STAR STATION, LLC
PALACE STATION HOTEL & CASINO, INC.
RANCHO STATION, LLC
SANTA FE STATION, INC.
STATION HOLDINGS, INC.
STN AVIATION, INC.
SUNSET STATION, INC.
TEXAS STATION, LLC
TROPICANA STATION, INC.
TROPICANA STATION, LLC

By:	/s/ Thomas M. Friel
Name:	Thomas M. Friel
Title:	Senior Vice President and Treasurer

SC BUTTE DEVELOPMENT, LLC
SC BUTTE MANAGEMENT, LLC
SC MADERA DEVELOPMENT, LLC
SC MADERA MANAGEMENT, LLC
SC SONOMA DEVELOPMENT, LLC
SC SONOMA MANAGEMENT, LLC
STATION CALIFORNIA, LLC
STATION DEVELOPMENT, LLC

By:	/s/ Thomas M. Friel
Name:	Thomas M. Friel
Title:	Authorized Signatory

RIVER CENTRAL, LLC,
a Nevada limited liability company

By: Station Casinos, Inc., a Nevada corporation, its Manager

By:	/s/ Thomas M. Friel
Name:	Thomas M. Friel
Title:	Executive Vice President, Chief Accounting Officer & Treasurer

STATION CONSTRUCTION, LLC,
a Nevada limited liability company

By: Station Casinos, Inc., a Nevada corporation, its Sole Member

By:	/s/ Thomas M. Friel
Name:	Thomas M. Friel
Title:	Executive Vice President, Chief Accounting Officer & Treasurer

PAST ENTERPRISES, INC.,
an Arizona corporation

By:	/s/ Thomas M. Friel
Name:	Thomas M. Friel
Title:	President and Treasurer

SONOMA LAND HOLDINGS, LLC

By:	/s/ Thomas M. Friel
Name:	Thomas M. Friel
Title:	President, Chief Financial Officer & Treasurer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent

By:	/s/ Marcy Kay Coyle
Name:	Mary Kay Coyle
Title:	Managing Director

By:	/s/ Mark B. Cohen
Name:	Mark B. Cohen
Title:	Managing Director

JPMorgan Chase Bank, NA.
as Syndication Agent

By:	/s/ Marc E. Costantino
Name: Marc E. Costantino
Title: Executive Director

NAME OF INSTITUTION:

Deutsche Bank Trust Company Americas

By:	/s/ Mary Kay Coyle
Name: Mary Kay Coyle
Title: Managing Director

By:	/s/ Mark B. Cohen
Name: Mark B. Cohen
Title: Managing Director
Head of Workout

NAME OF INSTITUTION:

JPMorgan Chase Bank, N.A.

By:	/s/ Marc E. Costantino
Name: Marc E. Costantino
Title: Executive Director

Bank of America N.A.

By:	/s/ Patrick Honey
Name: Patrick Honey
Title: Senior Vice President

NAME OF INSTITUTION:

Bank of Nevada

By:	/s/ Todd Skadberg
Name: Todd Skadberg
Title: Senior Vice President

NAME OF INSTITUTION:

Bank of Scotland plc

By:	/s/ Julia R. Franklin
Name: Julia R Franklin
Title: Assistant Vice President

NAME OF INSTITUTION:

Wachovia Bank, National Association

By:	/s/ Reginald T. Dawson
Name: Reginald T. Dawson
Title: Managing Director

WELLS FARGO BANK N.A.

By:	/s/ Ernie Pinder
Name: Ernie Pinder
Title: Vice President Principal

EXHIBIT A (Specified Events)

(i) The failure of the Borrower and its Restricted Subsidiaries to comply with the financial covenants contained in Section 7.11 of the Credit Agreement as of the last day of the Test Periods ended December 31, 2008, March 31, 2009, June 30, 2009 and September 30, 2009.

(ii) The failure of the Borrower, on or after February 1, 2009, to pay regular scheduled interest payments with respect to any Existing Notes when and as due in accordance with the terms of the Existing Notes Indenture governing such Existing Notes.

(iii) The failure of the Borrower to furnish certain periodic reports pursuant to, and in accordance with the time periods required by, each Existing Notes Indenture.

(iv) The filing of the Borrower Chapter 11 Case.

(v)  The occurrence of a default under the Borrower’s Completion Guaranty, dated October 7, 2007, arising by reason of a demand for performance by the Borrower thereunder or a cross default thereunder to Aliante’s Credit Agreement, dated October 5, 2007 (“Aliante Credit Agreement”), which demand or cross default arises as a consequence of the alleged existence of a cross-default under the Aliante Credit Agreement to the alleged existence of an Event of Default under the Credit Agreement.

(vi) The filing of the Holding Company Chapter 11 Cases.

EXHIBIT B (Potential Specified Defaults)

(i) Any Event of Default arising under Section 8.01(b) of the Credit Agreement solely as a result of the failure of the Borrower and its Restricted Subsidiaries to comply with the financial covenants contained in Section 7.11(a), (b) and (c) of the Credit Agreement as of the last day of the Test Period ended December 31, 2008.

(ii) Any Event of Default arising under Section 8.01(b) of the Credit Agreement as a result of the failure of the Borrower and its Restricted Subsidiaries to comply with the financial covenants contained in Section 7.11 of the Credit Agreement as of the last day of the Test Periods ended March 31, 2009, June 30, 2009 and September 30, 2009.

(iii) Any Event of Default pursuant to Section 8.01(e) of the Credit Agreement occurring on or after February 1, 2009 arising solely as a result of an “Event of Default” under (and as defined in) any Existing Notes Indenture which occurs as a result of the Borrower’s failure to pay regular scheduled interest payments with respect to the Existing Notes when and as due in accordance with the terms of the Existing Notes Indenture governing such Existing Notes.

(iv) Any Event of Default pursuant to Section 8.01(e) of the Credit Agreement solely as a result of a default each Existing Notes Indenture arising in connection with the failure of the Borrower to furnish certain periodic reports pursuant thereto.

(v) Any Event of Default under Section 8.01(a), (f) or (g) of the Credit Agreement arising on March 3, 2009 (or, if the Borrower shall have obtained (and at all times thereafter maintain) (x) the Initial Existing Notes Forbearance, arising on and after March 3, 2009 and on or prior to March 31, 2009 or (y) the Additional Existing Notes Forbearance, arising on and after March 31, 2009 and on or prior to the Extended Forbearance Deadline), in any case solely as a result of the filing of the Borrower Chapter 11 Case.

(vi) Any Event of Default pursuant to Section 8.01(e) of the Credit Agreement arising solely as a result of the occurrence of a default under the Borrower’s Completion Guaranty, dated October 7, 2007, arising by reason of a demand for performance by the Borrower thereunder or a cross default thereunder to the Aliante Credit Agreement, which demand or cross default arises as a consequence of the alleged existence of a cross-default under the Aliante Credit Agreement to the alleged existence of an Event of Default under the Credit Agreement.

(vii)  Any Event of Default under Section 8.01(f) or (g) of the Credit Agreement arising on March 3, 2009 (or, if the Borrower shall have obtained (and at all times thereafter maintain) (x) the Initial Existing Notes Forbearance, arising on and after March 3, 2009 and on or prior to March 31, 2009 or (y) the Additional Existing Notes Forbearance, arising on and after March 31, 2009 and on or prior to the Extended Forbearance Deadline), in any case solely as a result of the filing of the Holding Company Chapter 11 Case.

EXHIBIT C

13-Week Cash Flow Forecast

(Attached)

EXHIBIT D

Plan of Reorganization

(Attached)

EXHIBIT E

Credit Facilities Term Sheet

(Attached)